AMENDMENT AGREEMENT

This amendment agreement (this “Amendment”), effective as of April 12, 2026, is made by UMB Fund Services, Inc. (the “Transfer Agent”), Thirdline Real Estate Income Fund(“Fund” and, together with the Transfer Agent, the “Parties”).

WHEREAS, the Parties entered into a transfer agency agreement dated April 12, 2021 (the “Agreement”).

WHEREAS, the Parties wish to amend the Agreement as described below.

NOW THEREFORE, in consideration of the mutual covenants and stipulations set forth herein, the Parties agree as follows:

1.	Section 8(a) is hereby amended to state as follows:

This Agreement shall become effective with respect to the Fund as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect with- respect to the Fund for a three-year period beginning on the date of this Agreement (the "Initial Term"). Thereafter if not terminated the Agreement shall continue in effect as to the fund to renew each year on effective date of April 12.

2.	Schedule C is hereby deleted in its entirety and replaced with Schedule C attached hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers.

UMB Fund Services, Inc.		Thirdline Real Estate Income Fund

By:	/s/ Maureen Quill	By:	/s/ Lawrence Eiben
Name: Maureen Quill		Name: Lawrence S. Eiben
Title: Executive Vice President		Title: Principal Financial Officer